Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Grant Park Futures Fund Limited Partnership of our reports dated March 26, 2008, March 26, 2008 and April 17, 2008 relating to our audits of the financial statements of Grant Park Futures Fund Limited Partnership, Dearborn Select Master Fund, SPC - Winton Segregated Portfolio and the statement of financial condition of Dearborn Capital Management, LLC, respectively, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the captions “Experts” and “Selected Financial Data” in such prospectus.

/s/ McGladrey & Pullen, LLP

Chicago, Illinois
October 3, 2008

McGladrey & Pullen, LLP is a member firm of RSM International, an affiliation of separate and independent legal entities.